Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

ASPIRE BIOPHARMA HOLDINGS, INC.

Aspire Biopharma Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is Aspire Biopharma Holdings, Inc.

SECOND: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation, as amended, and any amendments thereto (the “Certificate of Incorporation”).

THIRD: Article FIRST of the Certificate of Incorporation is hereby amended and restated in its entirety as follows: “The name of the Corporation is Aspire-Lakewood Holdings, Inc.”

FOURTH: This amendment was duly adopted in accordance with the provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective as of 9:00 a.m. Eastern Standard Time on September 9, 2026.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 8th day of September, 2026.

ASPIRE BIOPHARMA HOLDINGS, INC.

By:	/s/ Kraig Higginson
Kraig Higginson
Director and Chief Executive Officer